STAR GOLD CORP.

 (THE “COMPANY”)

CODE OF ETHICS AND DISCLOSURE POLICY

OBJECTIVE

The objective of this Code of Ethics and Disclosure Policy (the “Policy”) is to ensure that communications with the investing public about the Company are timely, factual and accurate and comply with all applicable legal and regulatory requirements.

SCOPE

This disclosure policy extends to all employees of the Company, the Board, those authorized to speak on the Company’s behalf and all other insiders. It covers disclosures in documents filed with the securities regulators, financial and non-financial disclosure, including management’s discussion and analysis (“MD&A”) and written statements made in the Company’s annual and quarterly reports, news releases, letters to shareholders, presentations by senior management and information contained on the Company’s website and other electronic communications. It extends to oral statements made in meetings and telephone conversations with analysts and investors, interviews with the media as well as speeches, press conferences and conference calls.

OVERSIGHT OF COMPANY’S DISCLOSURE

The Board has designated the Company’s Secretary as its Disclosure Compliance Officer (the “DCO”), and in consultation with the President and Chairman of the Board of the Company, is assigned with the responsibility of determining when developments justify public disclosure and generally overseeing the Company’s disclosure practices.  Any questions as to any of the matters discussed in this Policy should be addressed to the DCO.

MATERIAL INFORMATION

The DCO will identify appropriate industry and company benchmarks for a preliminary assessment of materiality. Guided by these benchmarks and subject to applicable regulatory requirements, the DCO will determine the timing for public release of material information.  The DCO will review all news releases and disclosure documents prior to their release or filing, including the Company’s MD&A.

The DCO, will review and update, if necessary, this disclosure policy annually or as needed to ensure compliance with changing regulatory requirements.

DISCLOSURE OF MATERIAL INFORMATION

Material information is any information relating to the business and affairs of the Company that is required to be disclosed via Form 8-K and/or results in, or would reasonably be expected to result in a significant change in the market price or value of the Company’s securities or that would reasonably be expected to have a significant influence on a reasonable investor’s investment decisions. In complying with the requirement to immediately disclose all material information under applicable laws and Securities and Exchange Commission (“SEC”) policies, the Company will adhere to the following basic disclosure principles:

1

●

Disclosure must include any information the omission of which would make the rest of the disclosure misleading;

●

There must be no selective disclosure. Previously undisclosed material information must not be disclosed only to selected individuals.  If previously undisclosed material information is inadvertently disclosed, this information must be broadly disclosed immediately via news release and/or appropriate filing with the SEC;

●

Disclosure should be consistent among all audiences, including the investment community, the media, employees and industry participants;

●

Disclosure on the Company’s website alone does not constitute adequate disclosure of material information.  The website will include a notice that advises the readers that the information posted was accurate at the time of posting, but may be superseded by subsequent disclosures;

●

Disclosure must be corrected immediately if the Company subsequently learns that earlier disclosure contained a material error at the time it was given; and

●

News releases containing earnings guidance and financial results will be reviewed by the Audit Committee and the Board prior to issuance. Financial results will be publicly released immediately following Audit Committee and Board approval of the MD&A, financial statements and notes.

TRADING RESTRICTIONS AND BLACKOUT PERIODS

Insiders and employees with knowledge of confidential or material information about the Company or counter-parties in negotiations of potentially material transactions are prohibited from trading securities of the Company or any counter-party until the information has been fully disclosed and a reasonable period has passed for the information to be widely disseminated.

Insider Trading Reports

Insiders are personally responsible for filing accurate and timely insider trading reports.

Blackout Periods

Persons in a "special relationship" (including but not necessarily limited to; directors, officers, employees, independent contractors and outside professionals such as attorneys, accountants, auditors and investor relations personnel) with the Company who are in possession of undisclosed material information are considered insiders and must not buy or sell shares of the Company (“Star Gold Shares”) until a reasonable time (currently set at two business days) after the information has been publicly disclosed. Such persons are also prohibited from trading shares of any other company if they have received undisclosed material information as a result of their business relationship with that company or from a person in a "special relationship" with that company.

Generally, anyone to whom this policy applies is discouraged from trading in the securities of the Company or its affiliates on a short-term basis, and is encouraged to seek advice from the Company (or independent legal counsel, where appropriate) whenever unsure or in doubt about trading securities in certain situations.  It is each individual’s own responsibility to comply with applicable insider trading rules, but the Company has established scheduled “blackout periods” and will also impose and communicate situational blackout periods on applicable individuals or groups,

Star Gold Corp. Code of Ethics

when deemed appropriate, to support the objectives of this policy and applicable securities rules and legislation.

Directors, officers and employees are generally restricted from exercising stock options of the Company, trading in the Company’s securities, or entering into derivative-based transactions that involve, directly or indirectly, the Company’s securities during blackout periods, when the trading window will be closed.

 Scheduled blackout periods for quarterly financial statements commence on the day that the internal draft financial results are available for each such quarter and end on the second business day following public release of the relevant financial results.

 Notwithstanding the above, on occasion, certain individuals will be restricted from trading in Star Gold Shares (even when trading windows are generally open) when they possess insider knowledge about pending events or developments constituting material information about the Company. When imposed, situational blackout periods will be established by the DCO and responsibility for communicating the situational blackout to affected individuals will rest with the Chief Financial Officer.

Any person subject to a scheduled blackout period may apply to the Board of Directors for approval to trade the Company's securities during the blackout period. If necessary, the Board of Directors should seek advice from independent legal counsel before granting trading privileges during a blackout period.  In addition, directors, officers and insider employees must notify the President, or in his absence the Chief Financial Officer, of a proposed transaction and applicable details, prior to exercising stock options of the Company, trading in Star Gold Shares, or entering into a derivative-based transaction involving the Company’s securities, regardless of whether or not a scheduled or situational blackout period is in effect.

Quiet Periods

To avoid the potential for selective disclosure or even the perception or appearance of selective disclosure, the Company will observe quiet periods prior to quarterly earnings announcements or when material changes are pending. Regular quiet periods will commence on the first day following the end of a quarter in which any financial results are known and end with the issuance of a news release disclosing results for the quarter just ended.

During a quiet period, the Company will not ordinarily initiate any meetings or telephone contact with analysts and investors, but will respond to unsolicited inquiries concerning factual matters. If the Company is invited to participate, during a quiet period, in investment meetings or conferences organized by others, the DCO will determine, on a case-by-case basis, whether to accept these invitations.

MAINTAINING CONFIDENTIALITY

Any employee privy to confidential information is prohibited from communicating such information to anyone else, unless it is necessary to do so in the course of business. Efforts will be made to limit access to confidential information to only those who need to know the information and those persons will be advised that the information is to be kept confidential.

Procedures to Maintain Confidentiality

To prevent the misuse or inadvertent disclosure of material information, the following

Star Gold Corp. Code of Ethics

procedures should be observed at all times:

●

Documents and files containing confidential information should be kept in a safe place, with access restricted to individuals who “need to know” that information in the necessary course of business. Code names should be used if necessary;

●

Confidential matters should not be discussed in places where the discussion may be overheard, such as elevators, hallways, restaurants, airplanes, taxis or other public locations;

●

Confidential matters should not be discussed on cell phones or other wireless devices;

●

Confidential documents should not be read or displayed in public places and should not be discarded where others can retrieve them;

●

Employees must ensure they maintain the confidentiality of information in their possession outside of the office as well as inside the office;

●

Transmission of documents by electronic means, such as by fax, e-mail or directly from one computer to another, should be made only where it is reasonable to believe that the transmission can be made and received under secure conditions;

●

Unnecessary copying of confidential documents should be avoided and documents containing confidential information should be promptly removed from conference rooms and work areas after meetings have concluded. Extra copies of confidential documents should be shredded or otherwise destroyed; and

●

Access to confidential electronic data should be restricted through the use of passwords.

DESIGNATED SPOKESPERSONS

The Company will designate a limited number of spokespersons with authority for communication with the investment community, regulators and the media. The President shall be the official spokespersons for the Company. Individuals holding these offices may, from time to time, designate others within the Company with authority to speak on behalf of the Company.

Employees who are not authorized spokespersons must not respond under any circumstances to inquiries from the investment community, the media or others, unless specifically asked to do so by an authorized spokesperson. All such inquiries are to be referred to the DCO.

RUMOURS

The Company does not comment, affirmatively or negatively, on rumours. This also applies to rumours on the Internet. The Company’s spokespersons will respond consistently to any rumours, saying, “It is our policy not to comment on market rumours or speculation”.

CONTACTS WITH ANALYSTS, INVESTORS AND THE MEDIA

Disclosure in individual or group meetings does not constitute adequate disclosure of information that is considered material non-public information. If the Company intends to announce

Star Gold Corp. Code of Ethics

material information at an analyst or shareholder meeting or a press conference or conference call, the announcement should be preceded by a news release.

The Company recognizes that meetings with analysts and significant investors are an important element of its investor relations program. The Company may meet with analysts and investors individually or in small groups as needed and may initiate contacts or respond to analyst and investor calls in a timely, consistent and accurate fashion in accordance with this code of ethics and disclosure policy.

The Company will provide only non-material information through individual and group meetings, in addition to publicly disclosed information, recognizing that an analyst or investor may construct this information into a mosaic that could result in material information. The Company cannot alter the materiality of information by breaking down the information into smaller, non-material components.

The Company will provide the same sort of detailed, non-material information to individual investors or reporters that it has provided to analysts and institutional investors and may post this information on its website.

PROVIDING GUIDANCE

The Company will try to ensure, through regular public dissemination of quantitative and qualitative information, that analysts’ estimates are in line with the Company’s expectations.  The Company will not confirm, or attempt to influence, an analyst’s opinions or conclusions and will not express comfort with analysts’ financial models and earnings estimates.

If the Company has determined that it will be reporting results materially below or about publicly held expectations, it may decide to disclose this information in a news release to enable discussion without risk of selective disclosure.

FORWARD-LOOKING INFORMATION

A consistent approach to disclosure is important. Should the Company elect to disclose forward-looking information in continuous disclosure documents, speeches, conference calls, etc., the following guidelines will be observed:

●

The information will be clearly identified as forward-looking;

●

The information will be accompanied by a statement that identifies, in specific terms, the risks and uncertainties that may cause the actual results to differ materially from those projected in the statement;

●

The information will be accompanied by a statement that the information is stated as of the current date and subject to change after that date, and the Company disclaims any intention to update or revise this statement of forward-looking information, whether as a result of new information, future events or otherwise; and

●

Once disclosed, the Company’s practice for updating forward-looking information will be to regularly assess whether previous statements of forward-looking information should be replaced by new financial outlooks, and ensure that past disclosure of forward-looking information is accurately reflected in current MD&A.

Star Gold Corp. Code of Ethics

RESPONSIBILITY FOR ELECTRONIC COMMUNICATIONS

This disclosure policy also applies to electronic communications. Accordingly, officers and personnel responsible for written and oral public disclosures are also responsible for electronic communications.

The DCO is responsible for monitoring all Company information placed on the Company’s website to ensure that it is accurate, complete, up-to-date and in compliance with relevant securities laws.  The DCO must approve all links from the Company website to third party sites. The website will include a notice that advises readers that the Company is not responsible for the contents of other websites.

The DCO will also be responsible for responses to electronic inquiries. Only public information or information that could otherwise be disclosed in accordance with this disclosure policy shall be used to respond to electronic inquiries.

In accordance with this disclosure policy, employees (including designated spokespersons) are prohibited from participating in Internet chat rooms or newsgroup discussions on matters pertaining to the Company’s activities or its securities.

COMMUNICATION, EDUCATION AND ENFORCEMENT

This disclosure policy extends to all employees of the Company, its Board and its authorized spokespersons. New directors, officers and employees will be provided with a copy of this code of ethics and disclosure policy and educated about its importance.

Any employee who violates this code of ethics and disclosure policy may face disciplinary action up to and including termination of employment with the Company without notice. The violation of this disclosure policy may also violate certain securities laws, which could expose directors, officers or employees to personal liability. If it appears that an employee may have violated such securities laws, the Company may refer the matter to the appropriate regulatory authorities, which could lead to fines or other penalties.

Star Gold Corp. Code of Ethics